UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 26, 2021

SARATOGA INVESTMENT CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	814-00732	20-8700615
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

535 Madison Avenue New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 906-7800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SAR	New York Stock Exchange
6.25% Notes due 2025	SAF	New York Stock Exchange
7.25% Notes due 2025	SAK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 26, 2021, Saratoga Investment Corp. (the “Company”) completed the fourth refinancing of Saratoga Investment Corp. CLO 2013-1, Ltd. (the “Saratoga CLO”). This refinancing, among other things, extended the Saratoga CLO reinvestment period to April 2024, and extended its legal maturity to April 2033. A non-call period of February 2022 was also added. In addition and as part of the refinancing, the Saratoga CLO has also been upsized from $500 million in assets to approximately $650 million. As part of this refinancing and upsizing, the Company invested an additional $14.0 million in all of the newly issued subordinated notes of the Saratoga CLO, and purchased $17.875 million in aggregate principal amount of the newly issued Class F notes tranche at par. Concurrently, the existing $2.5 million of Class F notes, $7.5 million of Class G notes and $25.0 million CLO 2013-1 Warehouse Loan were repaid.

The Company is party to a collateral management agreement with Saratoga CLO pursuant to which the Company acts as its collateral manager. In connection with the fourth refinancing, the Company and the Saratoga CLO entered into an amended and restated collateral management agreement, dated as of February 26, 2021 (the “Collateral Management Agreement”), pursuant to which the Company agreed to continue as investment manager for the Saratoga CLO. The Collateral Management Agreement amended and restated the existing collateral management agreement by eliminating the ability of the Saratoga CLO to remove the Company (as investment manager) without “cause”, and also by amending certain provisions of the existing investment management agreement to conform to new terminology and asset categories consistent with the amended and restated indenture, dated as November 15, 2016, by and among Saratoga Investment Corp. CLO 2013-1, Ltd., Saratoga Investment Corp. CLO 2013-1, Inc. and U.S. Bank National Association (the “Amended and Restated Indenture”).

Also in connection with the fourth refinancing, the Company, the Saratoga CLO and U.S. Bank National Association, as collateral administrator (the “Collateral Administrator”), entered into an amended and restated collateral administration agreement, dated as of February 26, 2021 (the “CAA”), pursuant to which the Collateral Administrator agreed to continue as collateral administrator for the Saratoga CLO and to continue performing, among other things, certain administrative duties of the Saratoga CLO with respect to the assets, including the compilation of certain reports and the performance of certain calculations. The CAA amended and restated the existing collateral administration agreement by (among other things) amending certain provisions of the existing collateral administration agreement to conform to new terminology and asset categories consistent with the Amended and Restated Indenture.

The description above is only a summary of the material provisions of the Collateral Management Agreement and the CAA and is qualified in its entirety by reference to the Collateral Management Agreement and the CAA, each of which is attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Collateral Management Agreement, dated as of February 26, 2021, by and between Saratoga Investment Corp. CLO 2013-1, Ltd. and Saratoga Investment Corp.
10.2	Amended and Restated Collateral Administration Agreement, dated as of February 26, 2021, by and among Saratoga Investment Corp. CLO 2013-1, Ltd., Saratoga Investment Corp. and U.S. Bank National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SARATOGA INVESTMENT CORP.

Date: March 4, 2021	By:	/s/ Henri J. Steenkamp
	Name:	Henri J. Steenkamp
	Title:	Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary

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